As filed with the Securities and Exchange Commission on July 16, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BURGER KING HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-3095469 (I.R.S. Employer Identification No.)

5505 Blue Lagoon Drive Miami, Florida (Address of Principal Executive Offices)	33126 (Zip Code)

BURGER KING SAVINGS PLAN
(Full Title of the Plan)

Anne Chwat, Esq.
General Counsel
Burger King Holdings, Inc.
5505 Blue Lagoon Drive
Miami, Florida 33126
(Name and address of agent for service)
(305) 378-3000
(Telephone number, including area code, of agent for service)

Copy to:
Kara L. MacCullough, Esq.
Holland & Knight LLP
701 Brickell Avenue
Miami, FL 33131
(305) 374-8500
CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Offering	Proposed Maximum
Title of	Amount To Be	Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered(1)	Share	Price	Registration Fee(2)
Common Stock, par value $0.01 per share	1,000,000	$26.40	$26,400,000	$810.48

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “1933 Act”), the number of shares being registered shall be adjusted to include additional shares of common stock that may from time to time be offered or become issuable under the employee benefit plan described herein in connection with, or as a result of, stock splits, stock dividends or similar transactions, which result in an increase in the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the 1933 Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated pursuant to Rules 457(c) and 457(h) under the 1933 Act solely for the purpose of computing the registration fee, based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on July 11, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the 1933 Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Burger King Savings Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Burger King Holdings, Inc. (the “Company” or the “Registrant”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated herein by reference.
     (1) The Company’s Annual Report on Form 10-K (File No. 001-32875) for the fiscal year ended June 30, 2006.
     (2) The Company’s Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, December 31, 2006 and March 31, 2007 (File No. 001-32875).
     (3) The Company’s Current Reports on Form 8-K filed on August 14, 2006, September 27, 2006, March 30, 2007, May 9, 2007 and June 1, 2007 and the Company’s Current Report on Form 8-K/A filed on May 9, 2007.
     (4) The description of the Company’s capital stock which is contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on May 9, 2006 (File No. 001-32875), including any amendments or supplements thereto.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Certificate of Incorporation provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.
     The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Certificate of Incorporation or otherwise as a matter of law.
     The form of underwriting agreement filed as Exhibit 1.1 to the Company’s 1933 Act Registration Statement on Form S-1/A (Registration No. 333-131897) and the form of underwriting agreement filed as Exhibit 1.1 to the Company’s 1933 Act Registration Statement on Form S-1/A (Registration No. 333-140440) filed with the Commission on April 24, 2006 and on February 20, 2007, respectively, provide for indemnification of directors and certain officers of the Company by the underwriters against certain liabilities.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

4.1	Amended and Restated Certificate of Incorporation of Burger King Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-K filed on August 31, 2006 (Commission File No. 001-32875))*

4.2	Amended and Restated Bylaws of Burger King Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Form 10-K filed on August 31, 2006 (Commission File No. 001-32875))*

10.40	Burger King Savings Plan, including all amendments thereto

23	Consent of KPMG LLP

24	Powers of attorney (included on the signature pages hereof)

*	Incorporated by reference.
The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9. UNDERTAKINGS
(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 16th day of July, 2007.

Burger King Holdings, Inc.
By:	/s/ John W. Chidsey
	Name:	John W. Chidsey
	Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. Chidsey, Ben K. Wells and Anne Chwat his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Chidsey John W. Chidsey	Chief Executive Officer and Director (principal executive officer)	July 16, 2007

/s/ Ben K. Wells Ben K. Wells	Chief Financial Officer and Treasurer (principal financial officer)	July 16, 2007

/s/ Christopher Anderson Christopher Anderson	Senior Vice President and Controller (principal accounting officer)	July 16, 2007

/s/ Brian Thomas Swette Brian Thomas Swette	Non-Executive Chairman	July 16, 2007

/s/ Andrew B. Balson Andrew B. Balson	Director	July 16, 2007

/s/ David Bonderman David Bonderman	Director	July 16, 2007

/s/ Richard W. Boyce Richard W. Boyce	Director	July 16, 2007

Signature	Title	Date

/s/ David A. Brandon David A. Brandon	Director	July 16, 2007

Ronald M. Dykes	Director

Peter R. Formanek	Director

/s/ Manny Garcia Manny Garcia	Director	July 16, 2007

/s/ Adrian Jones Adrian Jones	Director	July 16, 2007

/s/ Sanjeev K. Mehra Sanjeev K. Mehra	Director	July 16, 2007

/s/ Stephen G. Pagliuca Stephen G. Pagliuca	Director	July 16, 2007

/s/ Kneeland C. Youngblood Kneeland C. Youngblood	Director	July 16, 2007

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Burger King Corporation Benefits Committee, as Plan Administrator of the Burger King Savings Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 16th day of July, 2007.

BURGER KING SAVINGS PLAN
By:	Burger King Corporation Benefits Committee

By:	/s/ Susan Kunreuther
	Name:	Susan Kunreuther
	Title:	VP, Total Rewards

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Burger King Holdings, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-K filed on August 31, 2006 (Commission File No. 001-32875))*

4.2	Amended and Restated Bylaws of Burger King Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Form 10-K filed on August 31, 2006 (Commission File No. 001-32875))*

10.40	Burger King Savings Plan (including all amendments thereto)

23	Consent of KPMG LLP

24	Powers of attorney (included on the signature pages hereof)

*Incorporated by reference.